UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2019

CATALYST BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

611 Gateway Blvd, Suite 710, South San Francisco, CA 94080

(Address of principal executive offices)

(650) 871-0761

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CBIO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 9, 2019, Catalyst Biosciences, Inc., (the “Company”) and Catalent Indiana, LLC., (“Catalent”) executed a Clinical Supply Agreement (the “Clinical Supply Agreement”), effective as of October 4, 2019. The Clinical Supply Agreement provides the general terms and conditions pursuant to which Catalent, using Company-supplied materials and components, will produce formulated drug products including the related development and regulatory services (the “Products”) for the Company’s development and/or clinical use.

The Products to be produced by Catalent under the Clinical Supply Agreement shall be set forth in one or more project plans entered into by the parties from time to time. Each project plan shall be incorporated by reference into the Clinical Supply Agreement and provide the parameters for each project.

The Company will own, and Catalent assigns to the Company, the intellectual property that is specifically related to the Products including the Products’ composition and use, and Catalent will own, and the Company assigns to Catalent, the intellectual property that result from Catalent’s performance of its services under the Clinical Supply Agreement.

The initial term of the Clinical Supply Agreement is three years, although the term may be extended for successive twelve-month periods, unless either party gives the other party written notice of its intent not to extend the term at least ninety (90) days prior to the expiration of the initial term or the then-current extension. Either party may terminate the Clinical Supply Agreement in its entirety upon written notice of a material uncured breach or upon the other party’s bankruptcy, and the Company may terminate the Clinical Supply Agreement for its convenience upon thirty (30) days prior written notice. In addition, each party may terminate the Clinical Supply Agreement in the event that the other party fails to perform its obligations under the Clinical Supply Agreement for reasons beyond the reasonable control of such party, such as technical or scientific reasons. If the Company cancels or reschedules a project plan or purchase order outside the parameters set in the Clinical Supply Agreement, the Company would be obligated to pay for a portion of Catalent’s costs less certain fees that Catalent is able to mitigate.

The foregoing description of the Clinical Supply Agreement is not complete and is qualified in its entirety by reference to the full text of the Clinical Supply Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1*	Clinical Supply Agreement, effective as of October 4, 2019, by and between Catalyst Biosciences, Inc. and Catalent Indiana, LLC.

*

Confidential portions of this exhibit were redacted pursuant to Item 601(b)(10) of Regulation S-K and Catalyst Biosciences, Inc. agrees to furnish supplementally to the U.S. Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request. The confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST BIOSCIENCES, INC.

Date: October 15, 2019	By:	/s/ Nassim Usman
Nassim Usman, Ph.D.
President and Chief Executive Officer